Exhibit 20

RICHMAN ASSET MANAGEMENT, INC.

340 Pemberwick Road
Greenwich, CT 06831-4240
TEL: (203) 869-0900, Ext. 310
FAX: (203) 869-1034

INVESTOR REPORT

November 7, 2006

Re: Wilder Richman Historic Properties II, L.P. (the “Partnership”)

The operating general partner has informed us that the operating partnerships have obtained the consent of the Jersey City Redevelopment Agency (“JCRA”) to the sale of the property indirectly owned by the Partnership. In addition, the operating partnerships have entered into a Reinstatement of and Fifth Amendment to Agreement of Purchase and Sale (the “Reinstatement Agreement”). The Reinstatement Agreement provides for a closing of the sale of the property to occur November 14, 2006, with no further extension of the closing date for any reason, and provides for establishment of an escrow required by JCRA in connection with the sale of the property.

Notwithstanding the agreement of JCRA or the execution of the Reinstatement Agreement, there can be no assurance that the sale of the property will occur. We plan to provide you with an update later this month.

Very truly yours,

Gina K. Dodge

Gina K. Dodge
Director of Investor Services